AUBURN NATIONAL BANCORPORATION INC AND SUBSIDIARIES

EXHIBIT 21.1 - SUBSIDIARIES

DIRECT SUBSIDIARIES

AuburnBank

Auburn National Bancorporation Capital Trust I

INDIRECT SUBSIDIARIES

AUB Holdings Corp.

AUB, Inc.

Banc of Auburn, Inc.